As filed with the Securities and Exchange Commission on October 13, 2022

Registration No. 333-263042

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZYMEWORKS INC.

(Exact name of registrant as specified in its charter)

Delaware	88-3099146
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

108 Patriot Drive, Suite A

Middletown, Delaware 19709

(Address of Registrant’s Principal Executive Offices)

Amended and Restated Stock Option and Equity Compensation Plan

Amended and Restated Employee Stock Purchase Plan

(Full Title of Plan)

Kenneth Galbraith

Chair and Chief Executive Officer

108 Patriot Drive, Suite A

Middletown, Delaware 19709

(302) 274-8744

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Tony Jeffries

Bryan D. King

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Zymeworks Inc., a Delaware corporation (“Parent” or the “Registrant”), as successor issuer to Zymeworks Inc. (“Legacy Zymeworks”), a corporation which was, prior to the Redomicile Transactions (as defined below), continued under the Business Corporations Act (British Columbia). On October 13, 2022, Legacy Zymeworks completed a series of transactions, including a corporate redomicile (collectively, the “Redomicile Transactions”), pursuant to which Parent ultimately became the parent company of Legacy Zymeworks and its subsidiaries.

In connection with the completion of the Redomicile Transactions, Parent assumed all of Legacy Zymeworks’ rights and obligations under (1) the Second Amended and Restated Employee Stock Option Plan, (2) the Amended and Restated Stock Option and Equity Compensation Plan, (3) the Amended and Restated Employee Stock Purchase Plan and (4) the Inducement Stock Option and Equity Compensation Plan, in each case including all schedules and appendices thereto, as amended from time to time (collectively, the “Legacy Zymeworks Incentive Plans”), and all outstanding awards and grants under the Legacy Zymeworks Incentive Plans. Each outstanding Legacy Zymeworks incentive award was exchanged for a Parent incentive award that is subject to substantially the same terms and conditions except that the security issuable upon exercise or settlement of the Parent incentive award will be a share of Parent common stock rather than a Legacy Zymeworks common share.

This Post-Effective Amendment No. 1 pertains to the adoption by Parent of the Registration Statement on Form S-8 (Registration No. 333-263042) filed by Legacy Zymeworks with the Securities and Exchange Commission (the “Commission”) on February 25, 2022 (the “Legacy Registration Statement”). Parent hereby expressly adopts the Legacy Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For purposes of this Post-Effective Amendment No. 1 and the Legacy Registration Statement, as of any time prior to the Redomicile Transactions, references to the “Registrant,” “Zymeworks,” “Company,” “we,” “us,” “our” and similar terms mean Legacy Zymeworks and its consolidated subsidiaries and, as of any time after the Redomicile Transactions, mean Parent and its consolidated subsidiaries.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Legacy Zymeworks and the Registrant with the Commission are incorporated by reference:

(a)

Legacy Zymeworks’ Annual Report on Form 10-K (File No. 001-38068) for the fiscal year ended December  31, 2021, filed with the Commission on February 24, 2022, as amended and filed with the Commission on May 2, 2022;

(b)

all other reports filed by Legacy Zymeworks and the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report incorporated by reference herein pursuant to (a) above; and

(c)

the description of the Registrant’s common stock contained in Exhibit 99.1 to the Registrant’s Form 8-K12B, filed with the Commission on October 13, 2022, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by Parent and Legacy Zymeworks pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Post-Effective Amendment No. 1. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment No. 1 to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment No. 1.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes the Registrant’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

The Registrant’s certificate of incorporation contains provisions that limit the liability of the Registrant’s directors and certain of the Registrant’s officers for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, the Registrant’s directors will not be personally liable to the Registrant’s or the Registrant’s stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to the Registrant or the Registrant’s stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Similarly, the Registrant’s officers who at the time of an act or omission as to which liability is asserted consented to or are deemed to have consented to certain service of process rules under Delaware law will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for any breach of fiduciary duties as officers, except for liability in connection with:

•	any breach of their duty of loyalty to the Registrant or the Registrant’s stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any transaction from which they derived an improper personal benefit; or

•	any action by or in the right of the corporation.

Any amendment, repeal or elimination of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment, repeal or elimination. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of the Registrant’s directors and officers will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, the Registrant’s bylaws provide that the Registrant will indemnify its directors and officers, and may indemnify its employees, agents and any other persons, to the fullest extent permitted by the Delaware General Corporation Law. The Registrant’s bylaws also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, the Registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the Registrant to, among other things, indemnify the Registrant’s directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also generally require the Registrant to advance all expenses reasonably and actually incurred by the Registrant’s directors and executive officers in investigating or defending any such action, suit or proceeding. The Registrant believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions in the Registrant’s certificate of incorporation, bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against the Registrant’s directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against the Registrant’s directors and officers as required by these indemnification provisions.

The Registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to the Registrant’s directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to its directors and officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

		Incorporated by Reference				Filed Herewith
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date

4.1	Specimen common stock certificate of Zymeworks Inc.	S-4/A	333-266160	4.1	August 19, 2022

4.2	Amended and Restated Stock Option and Equity Compensation Plan (and forms of agreements thereunder)	8-K12B	001-41535	10.3	October 13, 2022

4.3	Amended and Restated Employee Stock Purchase Plan	8-K12B	001-41535	10.5	October 13, 2022

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.					X

23.1	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto)					X

23.2	Consent of KPMG LLP					X

24.1	Power of Attorney (included on signature page hereto)					X

Item 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middletown, State of Delaware, on October 13, 2022.

ZYMEWORKS INC.

By:	/s/ Kenneth Galbraith
Name: Kenneth Galbraith
Title: Chair and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Kenneth Galbraith, Christopher Astle and Neil Klompas as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Post-Effective Amendment No. 1, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each action alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Kenneth Galbraith Kenneth Galbraith	Chair and Chief Executive Officer (Principal Executive Officer)	October 13, 2022

/s/ Christopher Astle Christopher Astle	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 13, 2022

/s/ Lota Zoth Lota Zoth	Director	October 13, 2022

/s/ Troy M. Cox Troy M. Cox	Director	October 13, 2022

/s/ Kenneth Hillan Kenneth Hillan	Director	October 13, 2022

/s/ Susan Mahony Susan Mahony	Director	October 13, 2022

/s/ Kelvin Neu Kelvin Neu	Director	October 13, 2022

/s/ Hollings C. Renton Hollings C. Renton	Director	October 13, 2022

/s/ Natalie Sacks Natalie Sacks	Director	October 13, 2022